EXHIBIT 99.1

Company Contact:
Brenda Morris
Chief Financial Officer
Zumiez Inc.
(425) 551-1564

Investor Contact:
Integrated Corporate Relations
Chad Jacobs/David Griffith
(203) 682-8200

ZUMIEZ INC. ANNOUNCES RECORD FISCAL 2005

SECOND QUARTER RESULTS

Q2-05 Net Sales Increased 28.7% to $39.4 Million;

Comparable Store Sales Increased 11.3% in Second Quarter and 11.6% in the First Half;

Q2-05 Diluted EPS Increased 200% to $0.06;

Company Outlines FY-05 EPS Guidance Range of $0.80 to $0.82

Everett, WA – August 17, 2005 – Zumiez Inc. (NASDAQ: ZUMZ) today reported record results for the second quarter and six months ended July 30, 2005.

Total net sales for the second quarter (13 weeks) ended July 30, 2005 increased by 28.7% to $39.4 million from $30.6 million reported in the second quarter of the prior year.  The company posted net income for the quarter of $848,000 or $0.06 per diluted share versus net income of $239,000 or $0.02 per diluted share in the second quarter of the prior year.  Comparable store sales increased 11.3% for the second quarter of fiscal 2005 compared to 6.8% in the second quarter of fiscal 2004.

Total net sales for the first six months (26 week period) of fiscal 2005 increased by 31.3% to $72.8 million from $55.4 million reported in the first six months of the prior year.  The company posted net income of $808,000 or $0.06 per diluted share in the first six months of 2005 versus a net loss of $(439,000) or $(0.04) per diluted share in the prior year.  Comparable store sales increased 11.6% for the first six months of fiscal 2005 compared to 7.5% for the first six months of fiscal 2004.

Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated, “Our results for the second quarter, which exceeded expectations, were driven by new store openings, double digit comparable store sales gains and continued operating margin expansion. We were pleased with the strong performance of our new stores, further highlighting the expansion opportunities that exist for Zumiez on a national basis. “

Mr. Brooks continued, “Our store sales team, store management teams, and product teams all made contributions to our performance.  Our entire organization continues to focus on creating a unique experience and we believe this is resonating with our customers.”

For fiscal 2005, the company plans to open 35 new stores.  In the first two quarters of fiscal 2005, Zumiez opened 11 new stores and remains on plan for its store openings for the remainder of the year.

Mr. Brooks concluded, “We believe that Zumiez is a leading lifestyle retailer with a compelling mix of branded merchandise, a strong hard goods assortment and a “controlled chaos” environment that appeals to teenagers and young adults.  Additionally, we feel that our unique culture allows us to react quickly to product and fashion cycles to meet the needs of today’s youthful minded consumer.  We continue to believe that we have considerable growth prospects and we are dedicated to fully capitalizing on the many opportunities that lie ahead.”

2005 Outlook

The company stated that it expects diluted earnings per share to range from $0.80 to $0.82 in fiscal 2005 and that weighted average diluted shares for the remainder of the year are expected to be approximately 15,050,000 shares.  The company also stated that it believes that its projected long-term earnings growth rate of 30% continues to be very achievable.

In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of other business variables.

A conference call will be held today to discuss second quarter results and will be web cast at 5:00 p.m. ET on http://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  We currently operate 150 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company’s future financial performance, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks related to our ability to open and operate new stores successfully, our ability to anticipate, identify and respond to fashion trends and customer preferences, our dependence on mall traffic for our sales, seasonal fluctuations in our business, unseasonable weather conditions, competition, including promotional and pricing competition, changes in the availability or cost of merchandise, labor or delivery services, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our final prospectus relating to our initial public offering filed pursuant to Rule 424(b) under the Securities Act of 1933, available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.

CONDENSED STATEMENT OF INCOME

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Net sales	$39,407	$30,615	$72,776	$55,444
Cost of goods sold	26,636	21,519	50,162	40,222
Gross margin	12,771	9,096	22,614	15,222

Selling, general and administrative expenses	11,499	8,573	21,324	15,629
Operating profit (loss)	1,272	523	1,290	(407)

Interest income (expense), net	78	(110)	48	(156)
Other income	1	2	1	2
Earnings (loss) before income taxes	1,351	415	1,339	(561)

Provision (benefit) for income taxes	503	176	531	(122)
Net income (loss)	$848	$239	$808	$(439)

Basic net income (loss) per share	$0.06	$0.02	$0.07	$(0.04)

Diluted net income (loss) per share	$0.06	$0.02	$0.06	$(0.04)

Weighted average shares outstanding, Basic	13,286,892	11,305,260	12,296,076	11,305,260

Weighted average shares outstanding, Diluted	14,932,635	12,785,161	14,046,646	12,794,916

ZUMIEZ INC.

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

	July 30, 2005	January 29, 2005	July 31, 2004
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$17,844	$1,026	$1,745
Receivables	4,863	1,911	1,420
Inventory	42,226	23,230	33,158
Prepaid expenses and other	2,820	1,166	495
Deferred tax assets	1,059	859	858
Total current assets	68,812	28,192	37,676

Leasehold improvements and equipment, net	30,854	26,619	22,630
Total assets	$99,666	$54,811	$60,306

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$25,168	$11,240	$17,140
Revolving credit facility	—	—	12,629
Book overdraft	—	429	3,296
Accrued payroll and payroll taxes	2,481	2,561	2,072
Income taxes payable	—	2,611	(851)
Current portion of deferred rent and tenant allowances	960	1,045	816
Other accrued liabilities	4,828	5,550	2,529
Total current liabilities	33,437	23,436	37,631

Long-term deferred rent and tenant allowances, less current portion	5,794	4,065	3,266
Deferred tax liabilities	1,182	1,511	1,411
Total long term liabilities	6,976	5,576	4,677

Commitments and contingencies (Note 4)

Shareholders’ equity
Preferred stock, no par value, 20,000,000 shares authorized; none issued and outstanding
Common stock, no par value, 50,000,000 shares authorized; 13,457,330 shares issued and outstanding at July 30, 2005 and 11,305,261 shares issued and outstanding at January 29, 2005 and July 31, 2004	32,460	44	44
Employee stock options	177	95	—
Retained earnings	26,616	25,808	18,102
Receivable from parent	—	(148)	(148)
Total shareholders’ equity	59,253	25,799	17,998

Total liabilities and shareholders’ equity	$99,666	$54,811	$60,306

ZUMIEZ INC.

CONDENSED CASH FLOWS

(in thousands)

(Unaudited)

	For the Six Months Ended
	July 30, 2005	July 31, 2004
Cash flows from operating activities
Net income (loss)	$808	$(439)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	3,466	2,569
Deferred tax expense	(528)	(116)
Stock compensation expense	82	—
Loss on disposal of assets	19	3
Changes in operating assets and liabilities
Receivables	(2,952)	(381)
Inventory	(13,581)	(10,056)
Prepaid expenses	(1,654)	(99)
Trade accounts payable	8,513	5,567
Accrued payroll and payroll taxes	(80)	464
Income taxes payable	(2,611)	(2,697)
Other accrued liabilities	(575)	376
Deferred rent	306	176
Net cash used in operating activities	$(8,787)	$(4,633)

Cash flows from investing activities
Additions to leasehold improvements and equipment	$(6,382)	$(4,817)
Net cash used in investing activities	$(6,382)	$(4,817)

Cash flows from financing activities
Change in book overdraft	$(429)	$(1,168)
Borrowings on revolving credit facility	16,450	24,373
Payments on revolving credit facility	(16,450)	(12,044)
Proceeds from sale of stock	32,416	—
Proceeds from issuance of long-term debt	—	—
Principal payments on long-term debt	—	(544)
Net cash provided by financing activities	$31,987	$10,617

Net increase in cash and cash equivalents	$16,818	$1,167
Cash and cash equivalents, Beginning of period	1,026	578
Cash and cash equivalents, End of period	$17,844	$1,745

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$59	$103
Cash paid during the period for income taxes	2,605	2,752